IQST – iQSTEL Announces Agreement to Add $20M In Revenue and $1M in Net Income with Acquisition of Lynk Telecom

NEW YORK, May 10, 2024 -- iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) a US-based, multinational, fully reporting and audited publicly listed telecommunications and technology company preparing for a Nasdaq up-listing today announced executing an agreement to acquire a 51% membership interest in Lynk Telecom (Lynktel,net).

Lynk Telecom Highlights

•	$20 million in estimated annual revenue
•	$1 million in estimated annual net income
•	Full suite of wholesale and retail telecom services for US market
•	Strong US network and commercial presence
•	Retail services expansion plan projected to deliver a million dollars in operating net income or more by next year

The acquisition agreed to in the sales and purchase contract executed today is expected to close no later than July 1, 2024 after due diligence is completed. The terms of the agreement call for iQSTEL to buy 51% equity ownership of Lynk Telecom. Comprehensive details will be filed in a form 8-K.

Omar Luna, CEO of Lynk Telecom said, “I'm absolutely thrilled to join the iQSTEL family. The support and synergies that iQSTEL offers are invaluable, and I have no doubt that they will help us double our business in a relatively short period. This partnership is a fantastic opportunity for growth, and I can't wait to see where it takes us.

Leandro Iglesias, CEO of iQSTEL said, “Lynktel is a very strategic acquisition for iQSTEL adding substantial operating and net income in proportion to its revenue base and giving iQSTEL enhanced presence in the US market. Lynktel takes iQSTEL one step closer to realizing our billion dollar annual revenue goal.”

About IQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $144 million revenue, and with a Quarter Billion Dollar Revenue forecast and a Positive Operating Income of 7 digits forecast for FY-2024. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Cars.
•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

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Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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